Exhibit 99.1

SMTC Adopts Shareholder Friendly Policies, Announces Standstill Agreement With Red Oak Partners, LLC

TORONTO, Jan. 5, 2012 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) (TSX:SMX) ("SMTC"), a recognized global electronics manufacturing services provider, today announced changes to its Charter and Bylaws aimed at improving shareholder rights, and an agreement with its largest shareholder, Red Oak Partners, LLC to limit its voting rights in certain circumstances.

Charter and Bylaw Changes

After retaining a leading provider of shareholder corporate governance solutions to recommend ways to make its policies more shareholder friendly, SMTC's Board of Directors adopted changes to its Charter and Bylaws including:

•	Special meetings may now be called up to twice per year by holders of 10% or more of shares outstanding. Previously, shareholders were unable to call special meetings;

•	Shareholders are no longer limited to the number of Directors they may nominate for election to the Board. Previously, shareholders were limited to nominating three Directors;

•
SMTC's Tax benefits preservation shareholder rights plan ("Net Operating Loss Plan," or "NOL plan") may no longer be extended at the Board's discretion – in the future an extension will require shareholder approval;

•	Removal of a stakeholder clause considered poor policy by governance experts and which impeded SMTC's singular focus on shareholder value.

Additional details are provided in SMTC's 8K, which is expected to be filed in the next few days.

Standstill Agreement with Red Oak Partners

SMTC and its largest shareholder, Red Oak Partners, LLC ("Red Oak") reached an agreement whereby Red Oak agreed to limit its voting rights in certain instances.

According to the agreement, Red Oak will vote those shares it owns, in excess of the next largest shareholder, with the consensus of all shareholders (excluding Red Oak) on any vote regarding the approval of the purchase of the majority of SMTC's assets or shares where Red Oak is part of the buying group so long as (a) Red Oak remains the largest shareholder of SMTC, (b) the NOL Plan remains in effect and Red Oak's ownership stake exceeds the Plan's limit, and (c) a Red Oak employee is serving or has served on SMTC's Board of Directors in the prior six months. Red Oak has not requested any compensation or rights in return for giving-up these and other voting rights, and has agreed to extend this Agreement without any termination date provided terms (a), (b) and (c) are met.

Stated David Sandberg, Chairman of SMTC's Board of Directors and Red Oak's Founder and Managing Member, "This agreement makes it more difficult for Red Oak, as SMTC"s largest shareholder, to ever acquire SMTC at a value which the majority of other shareholders do not agree with because, per the terms of the agreement, any voting advantage Red Oak would have over the next largest shareholder would be lost in such a scenario. Red Oak is a deep value investor which supports transparency, good governance, and the best interests of shareholders, and strongly believes that insiders should not potentially enrich themselves or benefit at the expense of shareholders or shareholder value. Red Oak has agreed to limiting its voting rights to remove potential conflicts of interest and ensure that it is fully aligned with shareholders towards achieving optimal shareholder value."

Continued Mr. Sandberg, "Our Board has taken a position to be as transparent and shareholder friendly as possible, and the actions announced today reflect this effort and culminate a 3 ½ year process during which a significant improvement in SMTC's governance has occurred, including: de-staggering a 3-class board and now holding annual elections; reinstating shareholder rights to nominate directors (which had previously been taken away by the prior Board); removing preferential voting rights to certain insiders so that all shareholder votes are equal; significantly upgrading the composition of the Board of Directors; establishing Director and senior management compensation as well as public company and audit costs to levels more appropriate for a company the size of SMTC; establishing minimum CEO and Director share ownership requirements; and appointing new senior leadership which is driving improved performance."

Stated Alex Walker and Claude Germain, Co-CEOs of SMTC and members of the Board of Directors, "We believe the governance changes made and the agreement reached with Red Oak mark an important milestone for SMTC as we've ensured a level of shareholder responsiveness and transparency not previously seen at this Company. We look forward to reporting future results and continuing to build shareholder value going forward."

About SMTC Corporation:  SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,000 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing, communication and medical market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others discussed in the Company's most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

CONTACT:   Alex Walker
President and Co- Chief Executive Officer, SMTC Corporation
(905) 413.1190
Email:  investorrelations@smtc.com